                       DAVENPORT MANAGEMENT CORPORATION
                        1127 HIGH RIDGE ROAD, SUITE 128
                              STAMFORD, CT 06905



February 9, 1998

TO:  UNITHOLDERS OF PRIME MOTOR INNS LIMITED PARTNERSHIP

Dear Unitholder:

     The Special Meeting of the Unitholders of Prime Motor Inns Limited Partnership (the "Partnership") held on January 29, 1998, was adjourned to 6:00 p.m., February 24, 1998, in New York City. Enclosed is Supplement No. 1 to our Proxy Statement which contains certain new information.

     If you have not already voted FOR each of our proposals, we STRONGLY URGE
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you to do so now by completing, signing, dating and returning the enclosed GOLD
Proxy Card, no matter how many Units you own. A FAILURE TO VOTE HAS THE SAME EFFECT AS A VOTE "AGAINST" US!!! If you did not receive the Proxy Statement, or if you otherwise require any additional information or assistance, please contact Regan & Associates, 15 Park Row, New York, NY 10038, telephone number
(800) 737-3426.

     The incumbent general partner, Prime-American Realty Corp. ("Prime-American"), advised our attorney by a letter dated January 28, 1998, the day
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before the scheduled Unitholders meeting, that the meeting should not be held.
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The stated reason was a letter from one of the Partnership's senior lenders dated January 23, 1998, in which this lender stated that it ". . . had not made a final determination . . ." about the proposed "substitute general partner" and that it ". . . would not at this time grant such consent." (Emphasis added).

     Don't be fooled by the last minute delay on the vote on DMC's proposals.
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It is clear from the proxies already received (as well as from the sentiments expressed by the Unitholders present at the 1/29/98 meeting) that the overwhelming majority of Unitholders demand a change. The current financial difficulties of the Partnership, including its negative net worth and years of financial losses, have all occurred under the existing general partner, Prime-American. This is the same general partner which has been responsible since the Partnership was formed in 1986, and which has been unable to refinance the onerous existing debt burden or to otherwise revitalize the Partnership. This general partner, after years of inaction on behalf of the Unitholders, has proposed the sale of the Partnership's assets at the eleventh hour to Servico, Inc. ("Servico"), which DMC believes to be an investment banking client of one of the senior lender's affiliates.

     We believe you should know the following. At the Special Meeting on January 29, 1998, it was reported that:

     . Over 70% of the outstanding Units had already given proxies to DMC to vote to remove Prime-American as the general partner. The Partnership Agreement requires the affirmative vote of over 80% of the outstanding Units, and therefore casting your vote is CRITICAL.
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     .    Over 63% of the outstanding Units have also given proxies to DMC to vote to name DMC as the new general partner. DMC has developed a credible turnaround strategy, as described in our Proxy Statement. DMC deserves your support in replacing the existing general partner.

     . A majority of Unitholders has also given proxies to DMC to vote to request that the general partner prepare and submit to Unitholders a proposal for the conversion of the Partnership to a corporation.

     Prime-American's only public response to the substantial challenges faced by the Partnership has been to announce a proposed privately negotiated sale of the Partnership's assets to Servico. We are confident that you will share our views about this ill-conceived and short-sighted maneuver by Prime-American.

     Based on statements made at the January 29, 1998, meeting, it appears that the Servico transaction will provide a net cash distribution to the Unitholders BELOW $2.00 per Unit. This price is BELOW the recent levels at which the Units
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have been regularly trading in the public market. The proposed deal with Servico is inadequate and benefits the general partner, its Managing Director and just about everybody except the Unitholders.

     We believe that Unitholders should compare the prospect of fresh management with a strategy for capital appreciation, aligned with Unitholders' interests, against the inadequacies of the existing general partner and its proposed sweetheart deal with Servico.

     A significant majority of Unitholders has already given proxies to vote FOR
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DMC's proposals.  If you have not already voted, YOUR SUPPORT NOW can bring us over the 80% hurdle to replace the incumbent general partner.  Make your voice
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heard.  Vote FOR the proposals in our Proxy Statement by completing and
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returning the enclosed GOLD Proxy card AS SOON AS POSSIBLE.
                                       -------------------


                              Sincerely yours,


                              DAVENPORT MANAGEMENT CORPORATION

                        PROXY STATEMENT SUPPLEMENT NO. 1

                        DAVENPORT MANAGEMENT CORPORATION

                      SPECIAL MEETING OF LIMITED PARTNERS

                                       OF

                      PRIME MOTOR INNS LIMITED PARTNERSHIP

              ADJOURNMENT SESSION TO BE HELD ON FEBRUARY 24, 1998


     This statement is Supplement No. 1 to the Proxy Statement dated December 23, 1997 (the "Proxy Statement") previously furnished (together with a GOLD proxy card) by Davenport Management Corporation ("DMC"), a Delaware corporation, to the limited partners, holders of depositary receipts and holders of units of limited partnership interests ("Units") in Prime Motor Inns Limited Partnership, a Delaware limited partnership (the "Partnership"). The Proxy Statement was furnished by DMC in connection with the solicitation of proxies to be voted at a Special Meeting of Limited Partners which was scheduled to be held on January 29, 1998, and at any adjournment or postponement thereof (the "Special Meeting").

     The Special Meeting was convened as scheduled and, for the reasons described below, was adjourned without any formal action being taken on DMC's proposals. At the request of DMC, the Managing Director of the general partner of the Partnership agreed that the Special Meeting would be reconvened on February 24, 1998, at 6:00 p.m. local time, at a location to be determined.

     A Notice of Special Meeting is being given by Prime-American Realty Corp., the general partner of the Partnership ("Prime-American"), pursuant to Section 1504(b)(i) of the Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement"). DMC understands that the adjournment session of the Special Meeting will be held at the Southgate Tower Hotel, in the Garden Room, 371 Seventh Avenue (at 31st Street), New York, NY 10001.

     At the adjournment session of the Special Meeting, limited partners of the Partnership ("Limited Partners"), will vote upon the following proposals made by
DMC: 1) to remove Prime-American as the general partner of the Partnership; 2) to elect DMC as the substitute general partner of the Partnership, with the substitution to take effect only if the present general partner is removed; 3) to request that the present general partner prepare and submit for approval to the Unitholders a proposal to convert the Partnership (and its subsidiary limited partnership, AMI Operating Partners, L.P. ("Operating Partners")) to a corporation; and 4) to adjourn the Special Meeting in the event that there are not sufficient votes to remove the present general partner so that additional votes may be solicited in favor of such action.

     This Supplement No. 1 and the accompanying GOLD proxy card are being furnished to Limited Partners on or about February 9, 1998.

POSITION OF SENIOR LENDER; ADJOURNMENT SESSION
----------------------------------------------

     By letter dated January 28, 1998, the general partner, Prime-American, notified counsel to DMC that the Special Meeting should not be held as scheduled on January 29, 1998 ". . . until DMC takes any of various actions" enumerated in a letter of the same date to Prime-American from Brown & Wood LLP, the Partnership's counsel. The Brown & Wood letter stated that Prime-American (which it refers to as "PARC")

          . . . recently received a letter [dated January 23, 1998] from ALI, Inc., ("ALI"), the principal holder of AMI's [Operating Partners'] outstanding indebtedness commenting on the proxy statement sent by [DMC] to the Unitholders. . . .
          ALI takes the position that the removal of PARC, and the substitution of DMC, as general partner, requires the consent of the holders of AMI's outstanding indebtedness (the "Lenders") and states that "while we have not made a final determination based upon the information regarding the identity and background of the proposed substitute general partner received to date, we would not at this time grant such consent." The removal of PARC, and the substitution of DMC, as the general partner of the Partnership and AMI without the consent of the Lenders would constitute a default under AMI's existing indebtedness and could cause the acceleration of that indebtedness.

          DMC's proxy statement does not disclose that, at this time, the Lenders will not consent to the removal of PARC, and the substitution of DMC, as the general partner of the Partnership and AMI nor does it contain or provide for any undertakings or protections that would make such disclosure unnecessary.

Brown & Wood further stated that, under the circumstance, they believed that the general partner should not proceed with the Special Meeting until such time as DMC took certain action, such as amending or supplementing

          . . . its proxy statement to disclose to the unitholders the position of the Lenders and whether DMC would, if its proposals were approved, make the removal of the PARC and the substitution of DMC effective without the consent of the Lenders . . .

     As noted above, Prime-American first notified DMC of ALI's position and provided copies of the correspondence from Brown & Wood and ALI referred to above on the day before the Special Meeting was scheduled to be held.
      --------------------------------------------------------------

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

     DMC believed that Unitholders should be apprised of ALI's position and, accordingly, agreed to defer the vote of Unitholders on DMC's proposals. (DMC's reaction to ALI's position is set forth below in this statement.) However, rather than holding the Special Meeting at another time, as suggested by Prime-American, or "not to proceed with the meeting" until certain action was taken, as suggested by Brown & Wood, DMC requested that the meeting be convened as scheduled inasmuch as a number of Unitholders had indicated that they intended to attend the Special Meeting. Prime-American agreed to convene the Special Meeting; counsel to DMC was advised that a statement would be made by or on behalf of Prime-American regarding ALI's position and that the meeting would then be adjourned.

The Special Meeting
-------------------

     At the Special Meeting on January 29, 1998, one of the Unitholders present asked a representative of Regan & Associates, Inc. to report on the proxies received to date on behalf of DMC. (Regan & Associates had been retained by DMC to assist in the solicitation of proxies for the Special Meeting.) It was reported that proxies had been received by DMC as follows: (a) Proposal 1 - proxies representing more than 70% of the Units had been received to remove Prime-American as general partner; (b) Proposal 2 - proxies representing over 63% of the Units had been received to elect DMC as the new general partner; and
(c) Proposal 3 - proxies representing more than 68% of the Units had been received to request that the general partner prepare and submit a proposal for the conversion of the Partnership to a corporation. (However, a vote on DMC's proposals was not held at the Special Meeting, nor were the proxies tallied by Regan & Associates examined by the judges of election for the Special Meeting.)

     A lengthy question and answer session ensued during which the Unitholders present directed questions to Leonard Okin, Managing Director of Prime-American, and to Jerome Sanzo, President of DMC. During the course of the discussion, Mr. Okin stated that, because the general partner had been unsuccessful in restructuring or refinancing the Partnership's senior indebtedness, the Partnership had no alternative other than to accept the offer of Servico, Inc. to purchase the Partnership's assets. In our view, Mr. Okin's statements effectively confirmed DMC's view that the Servico transaction is a "fire sale".
            ------------------------------------------------- -----------------

     In addition, a Unitholder asked Mr. Okin to describe the terms of the consulting agreement which he would receive from Servico in the event that the Servico transaction were approved. He stated that the consulting contract would have a term of four years and, in response to further questioning, he acknowledged that his compensation under the consulting contract would represent an increase from his present salary as Managing Director of the general partner.

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

Prime-American's Letter to Unitholders
--------------------------------------

     In its letter dated January 15, 1998, to Unitholders, Prime-American makes a number of statements which are inaccurate or incomplete and which, taken as a whole, apparently are intended to disguise the poor performance of Prime-American and to disparage DMC's Plan of Action -- all in an unsuccessful attempt to preserve the position of Prime-American as general partner and to further the Servico transaction. The more glaring defects in a number of Prime-American's statements are set forth below.

     1. In discussing DMC's Plan of Action, Prime-American asserts, among other things, that DMC "has not performed the analysis and review of the operations of the Partnership sufficient to support its election . . ." and that the Plan of Action "reflects a lack of preparation."

     These statements ignore several important facts. First, as stated in the Proxy Statement, Mr. Sanzo has devoted considerable time and energy to evaluating the affairs of the Partnership based upon publicly available information regarding the Partnership and upon his extensive knowledge of and experience in the hotel industry, hotel finance and the capital markets. As also noted in the Proxy Statement, Mr. Sanzo has had discussions regarding the Partnership with Mr. Okin, Managing Director of Prime-American, representatives of the Partnership's senior lenders and potential new lenders.

     However, as noted in the Proxy Statement, neither DMC nor Mr. Sanzo have had access to the books and records of the Partnership or of its subsidiary, AMI Operating Partners, LP. DMC cannot further develop the Plan of Action in the absence of such access. (In early 1997, Mr. Sanzo had requested that Prime-American provide Mr. Sanzo with certain detailed information regarding the Partnership and its operations. Prime-American agreed to provide the requested information, subject, however, to the execution by DMC of a confidentiality agreement which, in DMC's view, was unduly restrictive. DMC has recently prepared a confidentiality agreement which it considers to be commercially reasonable and has forwarded the agreement to counsel to the Partnership.)

     2. Prime-American states that DMC has not presented a "firm financing plan" for the Partnership. As stated in the Proxy Statement, Mr. Sanzo has had informal discussions with representatives of the Partnership's Mortgage Note holders concerning the status of the Partnership's senior debt and the Plan of Action. Mr. Sanzo also has had discussions with representatives of several major international investment banks concerning their potential interest in refinancing all of the Partnership's outstanding long-term indebtedness and financing the acquisition of additional hotels by the Partnership (or a corporate successor, in the event of a conversion of the Partnership to corporate form).

     Prime-American is well aware that, inasmuch as DMC presently is not general partner of the Partnership or otherwise authorized to represent or act on behalf of the Partnership, all of such discussions were necessarily informal. Furthermore, Prime-American has not yet given

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

DMC access to the information and records which would be necessary to develop a specific financing proposal for presentation to potential lenders. Nevertheless, Prime-American criticizes the Plan of Action, because ". . . DMC does not put before the Unitholders any actual financing proposal." Obviously, since DMC is not the general partner and does not have all of the necessary information, the negotiation of a financing commitment is impossible at the present time.

     Prime-American furthermore states that "DMC does not even report having any indication of interest by any financing source to provide [refinancing]." In fact, several of the potential lenders with whom Mr. Sanzo has had discussions have indicated an interest in having further discussions with Mr. Sanzo in the event that DMC were to become general partner of the Partnership.

     3. Prime-American states that replacement of Prime-American "...without the requisite consent of the lenders will constitute an Event of Default under the Priming and Mortgage Loans and could result in an acceleration of those Loans." As noted above, ALI, the Partnership's principle senior lender, stated in its letter dated January 23, 1998, to Prime-American that, while it has not made a final determination, it would not, as of the date of its letter, grant consent to the removal of Prime-American as general partner of Operating Partners and the substitution of DMC.

     As described in more detail in the Proxy Statement under "The DMC Plan of Action -Removal of Prime-American as General Partner of Operating Partners,"

          . . . if DMC were elected as substitute general partner of the Partnership, DMC, pursuant to the AMI Partnership Agreement, would also become substitute general partner of Operating Partners. To the extent that any such action could be deemed to constitute a "change in the ownership interest of any partner in Operating Partners," such action would require the consents of the Required Lenders and the Required Holders under the Loan Agreements. DMC anticipates that the requisite consents to the change in general partner of Operating Partners would be sought in advance of the effectiveness of such removal and substitution; however, there can be no assurance that such consents, if sought, would be obtained.

Under Section 1002(b) of the Partnership Agreement, notice of the proposed removal and the removal of the general partner must be served upon the general partner. The notice must set forth the date on which the removal shall become effective, which date shall be not less than 60 days after the service of the notice upon the general partner. In the event that Proposals 1 and 2 are approved, so that DMC is elected as the substitute general partner, DMC anticipates that it would seek to enter into discussions with the Partnership's senior lenders during the 60-day period with a view to obtaining the requisite consents. In the further event that such consents were not granted, DMC would evaluate the courses of action then available to it and the reasons, if any, provided to it by senior lenders for the withholding of their consent. Such possible courses of action would include making the removal of Prime-American and the substitution of DMC effective without the consent of the senior lenders. (DMC would consider seeking judicial protection of this course of action, if necessary.) In the alternative, DMC could choose to not make the substitution of DMC effective.

     4. DMC has previously stated that Holiday Inns, the franchisor of the Inns, has informed the Partnership that it might not renew the franchise agreements for a majority of the Inns because the Inns no longer meet the required standards under the franchise agreement. In its letter, Prime-American states that "[i]n fact, the Inns had met, and continue to meet, all requirements under the franchise agreements." DMC notes that, as reported by the Partnership, Holiday Inns has determined not to renew the franchise agreements for five of the Inns and that the franchise agreements for the remaining Inns would not be renewed unless the Partnership could demonstrate that it would be able to make the required PIP's and pay the required franchise renewal fees.
The Partnership has further reported that it has not been able to obtain financing for the PIP's and franchise renewal fees. The bottom line remains the same: the Partnership is in imminent danger of losing the franchises for all of the Inns which Holiday Inns is willing to retain within the Holiday Inns system.

     5. Finally, Prime-American would have you believe, in view of its unsuccessful efforts to restructure or refinance the Partnership's senior indebtedness, that there is no viable alternative to the Servico transaction. DMC HAS PROVIDED YOU WITH SUCH AN ALTERNATIVE.

                                   * * * * *


     If you have any questions or require any additional information concerning the Proxy Statement or the Special Meeting, please contact Regan & Associates, Inc., 15 Park Row, New York, New York, 10038, tel. no. (800) 737-3426. If any of your Units are held in the name of a brokerage firm, bank, bank nominee or other institution, only it may vote such shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to indicate a vote "FOR" DMC's proposals and to sign, date and return the enclosed proxy card as soon as possible.

IF YOU HAVE NOT ALREADY VOTED FOR EACH OF DMC'S PROPOSALS, PLEASE DO SO BY COMPLETING, SIGNING AND DATING THE ENCLOSED GOLD PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE. (NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES).

YOUR VOTE IS EXTREMELY IMPORTANT. THE FAILURE TO VOTE HAS THE SAME EFFECT AS A VOTE "AGAINST" DMC'S PROPOSAL. PLEASE SIGN, DATE AND MAIL THE ACCOMPANYING GOLD PROXY CARD PROMPTLY.

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